EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ZHONE TECHNOLOGIES, INC.,
DRAGON ACQUISITION CORPORATION,
DASAN NETWORKS, INC.,
AND
DASAN NETWORK SOLUTIONS, INC.
DATED AS OF APRIL 11, 2016

i

SD\1691062.19

ii

SD\1691062.19

iii

SD\1691062.19

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2016 (this “Agreement”), is by and among Zhone Technologies, Inc., a Delaware corporation (“Parent”), Dragon Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), DASAN Networks, Inc., a company incorporated under the laws of Korea (the “Stockholder”), and Dasan Network Solutions, Inc., a California corporation and a wholly owned subsidiary of the Stockholder (the “Company” and, together with Parent, Merger Sub and the Stockholder, the “Parties” and each a “Party”).
WHEREAS, the respective Boards of Directors of Parent, Merger Sub, the Stockholder and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation following such merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California (the “CGCL”);
WHEREAS, the respective Boards of Directors of Parent, the Stockholder and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders;
WHEREAS, Parent and the Stockholder have approved this Agreement and the Merger in their respective capacities as the sole stockholder of Merger Sub and the Company, respectively;
WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization under Section 368(a)(1) of the Code, and that this Agreement constitutes the adoption of a plan of reorganization within the meaning of Section 368 of the Code; and
WHEREAS, as a condition to and inducement to the Stockholder’s and the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of Parent have entered into a voting and support agreement with the Stockholder (the “Voting Agreement”), pursuant to which, among other matters, such stockholders have agreed to support and vote their shares in favor of the issuance of shares of Parent Common Stock to the Stockholder in connection with the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
Article I
The Merger
Section 1.1    The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.
Section 1.2    Closing. Unless this Agreement is earlier terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the third business day, after the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time or date is mutually agreed to in writing by the Parties (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130, unless another place is agreed to in writing by the Parties. At the Closing, the Parties shall cause the Merger to be consummated by filing an agreement of merger with respect to the Merger satisfying the applicable requirements of the CGCL (the “Agreement of Merger”) with the Secretary of State of the State of California, together with the officer’s certificate required by Section 1103 of the CGCL, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the date and time of such filing, or if another date and time is agreed to in writing by the Parties and is specified in the Agreement of Merger, such specified date and time, being the “Effective Time”).
Section 1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.4    Surviving Corporation Articles of Incorporation and Bylaws. At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to contain the provisions set forth in the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I of such Articles of Incorporation shall be amended to read as follows: “The name of the Corporation is: DASAN Network Solutions, Inc.”), and (b) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case until thereafter changed or amended in accordance with the terms thereof and of the CGCL.
Section 1.5    Parent Certificate of Incorporation and Bylaws. At the Effective Time, Parent shall take all actions as may be necessary to cause the Restated Certificate of Incorporation of Parent to be amended in substantially the form attached hereto as Exhibit A and the Amended and Restated Bylaws of Parent to be amended and restated in their entirety in substantially the form attached hereto as Exhibit B.
Section 1.6    Directors and Officers of Surviving Corporation. Unless otherwise mutually agreed by Parent and the Stockholder, the persons set forth on Schedule A hereto shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of

Incorporation and Bylaws of the Surviving Corporation. The officers set forth on Schedule A hereto shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
Section 1.7    Directors and Officers of Parent. Prior to the Effective Time, Parent shall take all actions as may be necessary (including obtaining any required resignations from Parent incumbent directors to permit the composition of the Board of Directors of Parent (the “Parent Board”) contemplated below) to cause at the Effective Time:
(a)    the number of members of the Parent Board to be fixed at seven;
(b)    the Parent Board at the Effective Time to be composed of the following individuals: (i) three individuals designated by Parent; and (ii) four individuals designated by the Stockholder, with one such individual as designated by the Stockholder to serve as the Chairman of the Parent Board;
(c)    each class of directors of the Parent Board at the Effective Time to be comprised of one individual designated by Parent and at least one individual designated by the Stockholder pursuant to clause (b) above;
(d)    majority of the Audit Committee of the Parent Board at the Effective Time to be composed of individuals designated by the Stockholder, with one such individual as designated by the Stockholder to serve as the Chairman of the Audit Committee, each of whom (i) is designated as a member of the Parent Board pursuant to Section 1.7(b), (ii) is able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, prepared under GAAP and (iii) has past employment experience in finance or GAAP accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities; and
(e)    each of the individuals identified on Schedule A hereto to be appointed as officers of Parent, to the respective office indicated thereon, to serve from and after the Effective Time until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.
Article II
Conversion of Securities; Exchange of Certificates
Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholder:
(a)    Conversion Generally. All of the shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, in the aggregate, such number of validly issued, fully paid and nonassessable shares of Parent Common Stock as is determined by dividing (i) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time by (ii) 0.42, rounded to the nearest whole share, and subtracting from such quotient the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (such shares of Parent Common Stock, the “Merger Consideration”). All such shares of capital stock of the Company shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the portion of the Merger Consideration into which such shares were converted in the Merger only.
(b)    Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
Section 2.2    Escrowed Merger Consideration. At the Effective Time, Parent shall deliver to the Escrow Agent pursuant to the Escrow Agreement one or more share certificates in the name of the Stockholder representing shares of Parent Common Stock equal to 10% of the Merger Consideration (rounded to the nearest whole share) (the “Escrowed Shares”), which shares shall be deducted from the shares of Parent Common Stock delivered to the Stockholder at the Effective Time as provided in Section 2.3(b). The Parties agree to treat the Escrowed Shares as received and owned by the Stockholder for U.S. federal income tax purposes, in all cases to the extent not released to Parent pursuant to Section 8.5, and to file all Tax Returns on a basis consistent with such treatment. For the avoidance of doubt, the Stockholder shall have the right to vote the Escrowed Shares held in escrow, and any dividends or distributions paid on the Escrowed Shares held in escrow shall be paid to the Stockholder.
Section 2.3    Exchange Procedures.
(a)    Company Certificate(s). At or as soon as reasonably practicable following the Effective Time, the Stockholder shall surrender to Parent for cancellation certificates that, immediately prior to the Effective Time, represented in the aggregate all outstanding shares of capital stock of the Company, together with executed stock powers and such other administrative documents as may be reasonably required by Parent in connection with such surrender (the “Certificates”); provided, that, if any Certificates shall have been lost, stolen or destroyed, the Stockholder shall deliver to Parent an affidavit of loss in form reasonably satisfactory to Parent, including an indemnity by the Stockholder against any claims that may be made against Parent with respect to such Certificates. Until so surrendered, each Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration with respect to the shares of capital stock of the Company formerly represented thereby, subject to the provisions of Section 2.2.
(b)    Merger Consideration. Upon the surrender by the Stockholder of all of its Certificates (or affidavits of loss) as contemplated by Section 2.3(a) at or following the Effective Time, Parent shall issue and deliver to the Stockholder one or more share certificates in the name of the Stockholder representing, in the aggregate, the Merger Consideration less the Escrowed Shares to be delivered to the Escrow Agent pursuant to Section 2.2.

(c)    No Rights in Surviving Corporation. Following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Company that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the Stockholder will cease to have any rights as a stockholder of the Surviving Corporation, except as provided by applicable Law.
(d)    Further Rights in Company Capital Stock. All shares of Parent Common Stock issued upon conversion of the shares of the capital stock of the Company in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of capital stock of the Company.
(e)    Withholding. Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder.
(f)    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Article III
Representations and Warranties of the Stockholder and the Company
Except as set forth in a disclosure schedule delivered by the Stockholder to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section), the Stockholder and the Company hereby jointly and severally represent and warrant to Parent as follows:
Section 3.1    Organization and Qualification; Subsidiaries. The Stockholder is a company duly organized, validly existing and in good standing under the laws of Korea. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of the Company has been duly organized, and is validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and their jurisdictions of organization. Except as set forth in Section 3.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries holds an Equity Interest in any other person.
Section 3.2    Organizational Documents; Corporate Books and Records. The copies of the Organizational Documents of each of the Company and its Subsidiaries previously provided or made available by the Stockholder to Parent are complete and correct copies thereof as currently in effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective Organizational Documents. True and complete copies of all minute books of the Company and its Subsidiaries have been made available by the Stockholder to Parent.
Section 3.3    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, without par value (“Company Common Stock”). 353,678,362 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. All issued and outstanding shares of Company Common Stock are owned by the Stockholder, free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of the Company, or (ii) any restrictions on sales of securities under applicable securities Laws.
(b)    The outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The Company owns of record and beneficially all the issued and outstanding shares of capital stock or other Equity Interests of each of its Subsidiaries free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of such Subsidiary, or (ii) any restrictions on sales of securities under applicable securities Laws.
(c)    There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(d)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, restricting the transfer or disposition of, or granting any preemptive or similar right with respect to, any capital stock or other Equity Interests of the Company or any of its Subsidiaries. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries.
(e)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.
Section 3.4    Authority.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and subject to general equity principles (collectively, the “Remedies Exception”).
(b)    The Stockholder has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform and comply with its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and each Ancillary Agreement by the Stockholder, the performance and compliance by the Stockholder with its obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate action and no other corporate proceedings on the part of the Stockholder and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated herein or therein. This Agreement has been, and each Ancillary Agreement has been or at the Closing will be, duly and validly executed and delivered by the Stockholder and constitutes, or with respect to Ancillary Agreements executed at the Closing will constitute, the legal, valid and binding obligations of the Stockholder, enforceable against it in accordance with their respective terms, subject to the Remedies Exception.

Section 3.5    No Conflict; Required Filings and Consents.
(f)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement (including the completion of the Restructuring) by the Company will not, (i) conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii)  assuming all of the Consents described in Section 3.5(c) are obtained or made, violate any provision of or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(g)    The execution and delivery of this Agreement and each Ancillary Agreement by the Stockholder do not, and the performance of this Agreement and each Ancillary Agreement by the Stockholder will not, (i) conflict with or violate any provision of the Organizational Documents of the Stockholder, (ii)  assuming all of the Consents described in Section 3.5(c) are obtained or made, violate any provision of or result in the breach of, any applicable Law to which the Stockholder is subject or by which any property or asset of the Stockholder is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under any Contract to which the Stockholder is a party or other instrument or obligation, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) otherwise prevent or materially delay performance by the Stockholder of any of its material obligations under this Agreement or any Ancillary Agreement.
(h)    Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the Stockholder and each Ancillary Agreement by the Stockholder do not, and the performance of this Agreement (including the completion of the Restructuring) by the Company and the Stockholder and each Ancillary Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any Governmental Entity or any other person, except (i) such filings as may be required under applicable requirements of the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange, and the filing and recordation of the Agreement of Merger and related documentation as required by the CGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) have a Material Adverse Effect.
Section 3.6    Permits; Compliance with Law.
(a)    The Company and each of its Subsidiaries is in possession of all Permits necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses as currently conducted or proposed to be conducted (collectively, the “Company Permits”), the Company Permits are valid and in full force and effect and no Company Permit will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger, except in each case where the failure to have or maintain such Permits would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(b)    Each of the Company and its Subsidiaries has conducted its business in compliance with all terms and conditions of the Company Permits, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(c)    None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(d)    None of the Company, any of its Subsidiaries, directors, officers, managers, or employees of the Company or any of its Subsidiaries, or, to the knowledge of the Stockholder, agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (2) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (1) above. The Company and each of its Subsidiaries, and, to the knowledge of the Company, their affiliates have at all times conducted their respective businesses in compliance with the FCPA (including the recordkeeping provisions of the FCPA) and all similar Laws, domestic and foreign, and the Company and each of its

Subsidiaries have instituted and maintained policies, procedures and controls designed to ensure continued compliance therewith and with all similar Laws, domestic and foreign.
Section 3.7    Financial Statements; Undisclosed Liabilities.
(a)    Attached as Section 3.7 to the Company Disclosure Schedule are (i) the audited consolidated balance sheet and statements of comprehensive income, cash flows and changes in equity of DNS Korea as of and for the nine-month period ended December 31, 2015, together with the auditor’s report thereon (the “DNS Korea Financial Statements”) and (ii) the unaudited balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for the years ended December 31, 2015 and 2014 (the “Company Financial Statements” and, together with the DNS Korea Financial Statements and the financial statements to be delivered to Parent pursuant to Section 5.15, the “Financial Statements”). The DNS Korea Financial Statements have been prepared, or will be prepared, in accordance with IFRS applied (except as may be indicated in the notes thereto) on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of DNS Korea as of the date thereof and for the period indicated therein. The Company Financial Statements have been prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of notes thereto), and present fairly the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.
(b)    Except as and to the extent set forth on the most recent balance sheet included in the Company Financial Statements, the Company and its Subsidiaries have no Liabilities of a type required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) Liabilities that have arisen after the date of the Financial Statements in the ordinary course of business, (ii) Liabilities disclosed on Section 3.7(b) of the Company Disclosure Schedule and (iii) Liabilities arising out of or in connection with this Agreement, the Merger or the transactions contemplated hereby.
(c)    At the Effective Time, the Company or one of its wholly owned subsidiaries will have Net Cash of ₩13 Billion. Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, the Company and its subsidiaries do not have any Funded Debt.
Section 3.8    Absence of Certain Changes or Events. Since December 31, 2015, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice. Since December 31, 2015, there has not been (a) any Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Stockholder or the Company or (c) any action taken by the Company or any of its Subsidiaries prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.
Section 3.9    Employee Benefit Plans.
(a)    Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any Subsidiary), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or could reasonably be expected to have any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vii) all filings made with any Governmental Entity.
(b)    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet included in the Company Financial Statements. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)    Except as set forth in Section 3.9(c) of the Company Disclosure Schedule: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (ii) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any of its Subsidiaries, (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the Company Financial Statements, (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (v) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (vi) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vii) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (viii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (ix) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (x) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (xi) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (xii) no excise tax could be imposed upon the Company under Chapter 43 of the Code, except, in the case of clauses (iii), (vii), (viii), (ix), (x), (xi) and (xii), which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any current or former employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(e)    Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state or foreign law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder and any similar state or foreign law.
(f)    All Company Benefit Plans that are maintained primarily for the benefit of employees of the Company or its Subsidiaries outside of the United States comply with applicable local Law, all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and there is no pending or threatened material litigation relating to any such Company Benefit Plan.
Section 3.10    Labor and Other Employment Matters.
(a)    The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, none of the Stockholder, the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(b)    The Stockholder has identified in Section 3.10(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of the Stockholder, the Company and each of its Subsidiaries with or relating to the employees of the Company and its Subsidiaries, and (iii) all plans, programs, agreements and other arrangements of Stockholder, the Company and each of its Subsidiaries with or relating to the directors, officers, employees or consultants of the Company and its Subsidiaries which contain change in control provisions. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former employee, director or consultant of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date of this Agreement, no individual who is a party to an employment agreement listed in Section 3.10(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement. Section 3.10(b) of the Company Disclosure Schedule sets forth all the amounts payable to the persons listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.
Section 3.11    Contracts.
(a)    Section 3.11(a) of the Company Disclosure Schedule lists the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or bound (other than Company Benefit Plans, Contracts for labor and employment matters set forth in Section 3.10 of the Company Disclosure Schedule and Contracts relating to insurance policies set forth in Section 3.17 of the Company Disclosure Schedule) (each Contract of the type described in this Section 3.11(a), whether or not set forth in Section 3.11(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract”):

(i)
Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.11(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than US$1,000,000 which are not cancelable (without penalty, cost or other liability) by giving notice of 60 days or less;

(ii)	Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for Funded Debt;

(iii)
Each Contract for the acquisition of any person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of US$1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)
Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of US$1,000,000;

(v)	Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vi)	Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of US$1,000,000;

(vii)
Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any person in a product line or line of business or to operate in any geographic area, including any agreement that grants exclusive rights in any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries;

(viii)
Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance, support and other fees less than US$100,000 per year;

(ix)
Each Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property to a third party, other than agreements on the Company’s or any of its Subsidiaries’ standard form agreements previously provided to Parent;

(x)
Each Contract pursuant to which the Company or any of its Subsidiaries receives goods and/or services from, and/or is licensed any Intellectual Property by, a member of the Stockholder Group, in each case where such goods, services and Intellectual Property are used in the business of the Company or any of its Subsidiaries as conducted or contemplated to be conducted on the date hereof; and

(xi)	Any other Contract with respect to or otherwise governing an Affiliate Transaction.
(b)    A true and complete copy of each Company Material Contract has been delivered or made available to Parent. Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect subject to the Remedies Exception, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.
Section 3.12    Disclosure Documents. None of the information supplied or to be supplied by the Stockholder or the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 3.13    Litigation. Except as and to the extent disclosed in Section 3.13 of the Company Disclosure Schedule, as of the date of this Agreement: (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Stockholder, the Company or any of their respective Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.
Section 3.14    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.

(b)    None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.
(c)    None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Laws or relating to any Hazardous Materials.
(d)    None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
(e)    To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.
Section 3.15    Intellectual Property. The Company and its Subsidiaries own or have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property used in the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”); provided that the foregoing representation is made to the knowledge of the Company with respect to patents owned by third parties. Except as set forth in Section 3.15 of the Company Disclosure Schedule: (a) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is currently the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (b) no person has given notice to the Company or any of its Subsidiaries that the Company, any of its Subsidiaries, or any use of Company Material Intellectual Property by licensees or other customers entitled to indemnification by the Company or any of its Subsidiaries, is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any of their licensees or other customers has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement to which Company or any of its Subsidiaries is a party or otherwise bound concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Company’s or any of its Subsidiaries’ rights in Company Material Intellectual Property; (d) the Company has the right to require the inventor or author of any Company Material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (e) the Company and each of its Subsidiaries have enforceable agreements with all employees and independent contractors that have created any Company Material Intellectual Property as part of their employment or engagement with the Company or such Subsidiary which agreements assign all rights in such Company Material Intellectual Property to the Company or the applicable Subsidiary; (f) to the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Company Material Intellectual Property, and no employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; and (g) the Company has taken all reasonable actions to maintain and protect each item of Company Material Intellectual Property.
Section 3.16    Taxes.
(a)    Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by the Company and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(b)    The unpaid Taxes of the Company and its Subsidiaries do not, as of the date of the Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and since the date of the Company Financial Statements, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business of the Company or such Subsidiary or otherwise inconsistent with past custom and practice.
(c)    No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the knowledge of the Company, threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any material liability in respect of Taxes of the Company or any of its Subsidiaries. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for material Taxes with respect to the Company or any of its Subsidiaries. No issues relating to Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. The Stockholder has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company and its Subsidiaries (and their predecessors) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries (or any predecessor) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. Neither the Company nor any of its Subsidiaries (or any predecessor) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or such Subsidiary) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.
(d)    All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, by the Company or any of its Subsidiaries have been timely withheld, collected, deposited or paid.
(e)    There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than for current Taxes not yet due and payable).
(f)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries has liability for the Taxes of any person (other than Taxes of the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.
(g)    Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or similar agreement (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(h)    Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for Tax purposes.
(i)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law), or (v) any election under Section 108(i) of the Code.
(j)    Neither the Company nor any of its Subsidiaries (i) has either agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable state or local Tax provision.
(k)    None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable Law.
(l)    None of the Company and its Subsidiaries or their predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(m)    Except as set forth in Section 3.16(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.
(n)    The prices and terms for the provision of any property or services by or to the Company or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(o)    From the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, neither the Company nor any of its Subsidiaries has any material item of income that could constitute subpart F income within the meaning of Section 952 of the Code. As of the Closing Date, none of the non-U.S. Subsidiaries of the Company will hold material assets that constitute U.S. property within the meaning of Section 956 of the Code.
(p)    No non-U.S. Subsidiary of the Company (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or been treated as a U.S.

corporation under Section 7874(b) of the Code, nor (ii) was it created or organized in the United States such that it would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).
(q)    The Stockholder has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
(r)    Neither the Company nor any of its Subsidiaries has participated or is participating in an international boycott within the meaning of Section 999 of the Code.
(s)    Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.
Section 3.17    Insurance. Section 3.17 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries as of the date of this Agreement, specifying the insurer, the policy number, and the term of the coverage, copies of which have previously been made available to Parent. All such policies (or substantially equivalent renewal policies) are in full force and effect, all premiums due and payable have been paid, no written notice of cancellation or termination has been received with respect to any such policy and the Company and its Subsidiaries have not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.
Section 3.18    Properties. Except with respect to Intellectual Property (which is the subject of representations and warranties set forth in Section 3.15), each of the Company and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the consolidated balance sheet dated December 31, 2015 included in the Financial Statements or acquired after the date thereof, except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (ii) properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries holds title to its material owned assets and properties free and clear of all Liens, except Permitted Liens. Section 3.18 of the Company Disclosure Schedule lists all real property owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries has good and marketable title to all such owned real property, subject only to any Permitted Liens. The Company or one of its Subsidiaries owns or has the valid right to use (whether by license or lease) all material property used in or required for the conduct of the business of the Company and its Subsidiaries as presently conducted or contemplated to be conducted.
Customers and Suppliers
Section 3.19    Affiliate Transactions. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, no officer, director or employee of the Company or any of its Subsidiaries nor any member of any such officer’s, director’s or employee’s immediate family is party to any Contract with the Company or any of its Subsidiaries, other than with respect to payment of salary or wages for services rendered, reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries in accordance in all material respects with the policies of the Company and its Subsidiaries, and employee benefits made generally available to all similarly situated employees. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, neither the Stockholder nor any affiliate thereof (other than the Company and its Subsidiaries) is party to any Contract with the Company or any of its Subsidiaries.
Section 3.20    Ownership of Parent Common Stock
Section 3.21    Bank Accounts
Section 3.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Stockholder, the Company or any of their respective affiliates for which the Company or any of its subsidiaries would be liable.
Section 3.23    Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Parent, its affiliates or their respective Representatives shall affect the representations and warranties of the Stockholder and the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect.
Section 3.24    No Additional Representations or Warranties. The Stockholder and the Company hereby acknowledge and agree that neither Parent nor Merger Sub, nor any of their respective affiliates, nor any of their respective Representatives, has made, or is making, any representation or warranty whatsoever to the Stockholder, the Company, their respective affiliates or their respective Representatives except as expressly set forth in Article IV.

Article IV
Representations and Warranties of Parent and Merger Sub
Except as set forth in a disclosure schedule delivered by Parent to the Stockholder prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific Section references (provided, that any matter disclosed in any section of the Parent

Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Parent Disclosure Schedule in light of the disclosure made in such section), and except as otherwise specifically disclosed in the Parent SEC Filings (as defined below) filed by Parent prior to the date of this Agreement, including its Annual Report on Form 10-K for the year ended December 31, 2015 (but excluding (i) any forward-looking disclosures contained in the “Forward-Looking Statements” and “Risk Factors” sections of the Parent SEC Reports and any other disclosures therein to the extent they are primarily predictive, cautionary or forward-looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Parent SEC Reports), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Stockholder as follows:
Section 4.1    Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each other Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent and their jurisdictions of organization. Except as set forth in Section 4.1 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries holds an Equity Interest in any other person. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 4.2    Organizational Documents. The copies of Parent’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws that are listed as exhibits to Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015 are complete and correct copies thereof as in effect on the date hereof. The copies of the Organizational Documents of each of the Subsidiaries of Parent previously provided or made available to the Stockholder are complete and correct copies thereof as currently in effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of their respective Organizational Documents. True and complete copies of all minute books of Parent and its Subsidiaries have been made available by Parent to the Stockholder.
Section 4.3    Capitalization.
(a)    The authorized capital stock of Parent consists of 180,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value US$0.001 per share

(“Parent Preferred Stock”). As of March 31, 2016, (i) 34,351,858 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights and (ii) 2,183,262 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of such date, no shares of Parent Preferred Stock were issued or outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable securities Laws.
(b)    Parent or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock or other Equity Interests of each of Parent’s Subsidiaries free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of such Subsidiary, or (ii) any restrictions on sales of securities under applicable securities Laws.
(c)    Except for Parent Options to purchase not more than 2,183,262 shares of Parent Common Stock, and arrangements and agreements set forth in this Section 4.3 or in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries.
(d)    Except for the Voting Agreement and as set forth in Section 4.3 of the Parent Disclosure Schedule: (i) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire, restricting the transfer or disposition of, or granting any preemptive or similar right with respect to, any capital stock or other Equity Interests of Parent or any of its Subsidiaries, and (ii) there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock or other Equity Interests of Parent or any of its Subsidiaries.
(e)    There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly owned Subsidiary.
Section 4.4    Authority.
(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement and each

Ancillary Agreement. The execution and delivery of this Agreement and each applicable Ancillary Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated herein and therein have been duly and validly authorized and approved by all necessary corporate action by each of Parent and Merger Sub, subject to receipt of the Parent Stockholder Approval, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or any applicable Ancillary Agreement or to consummate the transactions contemplated herein or therein other than as provided in Section 4.5. This Agreement has been, and each applicable Ancillary Agreement has been or at the Closing will be, duly and validly executed and delivered by Parent and Merger Sub, and constitutes, or with respect to Ancillary Agreements executed at the Closing will constitute, a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the Remedies Exception.
(b)    The Parent Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 5.7) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger as required by NASDAQ Rule 5635 and the amendment of Parent’s Restated Certificate of Incorporation contemplated hereunder. Such approval of the Parent Board constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.
Section 4.5    Vote Required. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock in favor of the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Stockholder Approval”).
Section 4.6    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement and each applicable Ancillary Agreement by Parent and Merger Sub do not, and the performance of this Agreement and each Ancillary Agreement by Parent and Merger Sub will not, (i) (assuming the Parent Stockholder Approval is obtained) conflict with or violate any provision of the Organizational Documents of Parent or any of its Subsidiaries (including Merger Sub), (ii) assuming all of the Consents described in Section 4.6(b) are obtained or made, violate any provision of or result in the breach of, any applicable Law to which Parent or any of its Subsidiaries is subject or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or the Merger Sub of any of their respective material obligations under this Agreement or (3) have a Material Adverse Effect.
(b)    Except as set forth in Section 4.6(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub and each Ancillary Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and each Ancillary Agreement by Parent will not, require the Consent of any Governmental Entity or any other person, except (i) such filings as may be required under applicable requirements of the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the Exchange, and the filing and recordation of the Agreement of Merger and related documentation as required by the CGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) have a Material Adverse Effect.
Section 4.7    Permits; Compliance with Law.
(a)    Parent and each of its Subsidiaries is in possession of all Permits necessary for Parent and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as conducted as of the date hereof (collectively, the “Parent Permits”), the Parent Permits are valid and in full force and effect and no Parent Permit will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger, except in each case where the failure to have or maintain any of the Permits would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(b)    Each of Parent and its Subsidiaries has conducted its business in compliance with all terms and conditions of the Parent Permits, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
(c)    None of Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement or (3) have a Material Adverse Effect.
Section 4.8    SEC Filings; Financial Statements.
(a)    Except as set forth on Section 4.8(a) of the Parent Disclosure Schedule, Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2013 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments). The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable material legal and accounting requirements.
(c)    Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2015 (the “Parent Balance Sheet”), none of Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2015 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since December 31, 2013 was accompanied by the certifications required to be filed or furnished by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Exchange.
Section 4.9    Absence of Certain Changes or Events. Since December 31, 2015, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice. Since December 31, 2015, there has not been (a) any Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent or Merger Sub or (c) any action taken by Parent or any of its Subsidiaries prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.
Section 4.10    Employee Benefit Plans.
(c)    Section 4.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other material benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Parent Benefit Plan, Parent has delivered to the Company true, correct and complete copies of (i) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, and (vii) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.
(d)    Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.
(e)    Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule: (i) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Parent Benefit Plan has not yet expired, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Parent’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (ii) to Parent’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to Parent or any of its Subsidiaries, (iii) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement), (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (v) no Parent Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of Parent or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (vi) no material liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vii) none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under

ERISA or Section 412(n) of the Code, (viii) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (ix) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (x) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (xi) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (xii) no excise tax could be imposed upon Parent under Chapter 43 of the Code, except, in the case of clauses (iii), (vii), (viii), (ix), (x), (xi) and (xii), which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    Except as set forth in Section 4.10(d) of the Parent Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (either alone or in conjunction with any other event), by any current or former employee, officer or director of Parent or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any Parent Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(g)    Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.
(h)    None of Parent or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that is maintained primarily for the benefit of employees of Parent or its Subsidiaries outside of the United States.
Section 4.11    Labor and Other Employment Matters.
(a)    Parent and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. Parent has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
(b)    Parent has identified in Section 4.11(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any of its Subsidiaries, (ii) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former employee, director or consultant of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the date of this Agreement, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement. Section 4.11(b) of the Parent Disclosure Schedule sets forth all the amounts payable to the persons listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Parent Disclosure Schedule and the assumptions stated therein.
Section 4.12    Contracts. Except as filed as exhibits to the Parent SEC Filings prior to the date of this Agreement, or as disclosed in Section 4.12 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract ((other than Parent Benefit Plans, Contracts for labor and employment matters set forth in Section 4.11 of the Parent Disclosure Schedule and Contracts relating to insurance policies set forth in Section 4.18 of the Parent Disclosure Schedule)) that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) involves annual expenditures in excess of US$1,000,000 and is not cancelable (without penalty, cost or other liability) within 60 days, (c) contains covenants expressly limiting in any material respect the freedom of Parent or any of its Subsidiaries to compete with any person in a product line or line of business or to operate in any geographic area or (d) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 4.12, whether or not set forth in Section 4.12 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” A true and complete copy of each Parent Material Contract has been delivered or made available to the Stockholder. Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect subject to the Remedies Exception, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract.
Section 4.13    Litigation. Except as and to the extent disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.
Section 4.14    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    Parent and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (iii) is in compliance with their respective Environmental Permits.
(b)    None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.
(c)    None of Parent or any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Laws or relating to any Hazardous Materials.
(d)    None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.
(e)    To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (i) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any liability or other obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.
Section 4.15    Intellectual Property. Parent and its Subsidiaries own or have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property used in the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Parent Material Intellectual Property”); provided that the foregoing representation is made to the knowledge of Parent with respect to patents owned by third parties. Except as set forth in Section 4.15 of the Parent Disclosure Schedule: (a) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is currently the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (b) no person has given notice to Parent or any of its Subsidiaries that Parent, any of its Subsidiaries or any use of Parent Material Intellectual Property by licensees or other customers entitled to indemnification by Parent or any of its Subsidiaries, is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any of its Subsidiaries or any of their licensees or other customers has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement to which Parent or any of its Subsidiaries is a party or otherwise bound concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Parent’s or any of its Subsidiaries’ rights in Parent Material Intellectual Property; (d) Parent has the right to require the inventor or author of any Parent Material Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to Parent of the application and of the registration once it issues; (e) Parent and each of its Subsidiaries have enforceable agreements with all employees and independent contractors that have created any Parent Material Intellectual Property as part of their employment or engagement with Parent or such Subsidiary which agreements assign all rights in such Parent Material Intellectual Property to Parent or the applicable Subsidiary; (f) to Parent’s knowledge, no third party has interfered with, infringed upon, misappropriated, or used without authorization any Parent Material Intellectual Property, and no employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; and (g) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property.
Section 4.16    Taxes.
(a)    Each of Parent and its Subsidiaries has duly and timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by Parent and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(b)    The unpaid Taxes of Parent and its Subsidiaries do not, as of December 31, 2015, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements contained in the Parent SEC Filings (rather than in any notes thereto), and since December 31, 2015, neither the Parent nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business of Parent or such Subsidiary or otherwise inconsistent with past custom and practice.
(c)    No material deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the knowledge of Parent, threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any material liability in respect of Taxes of Parent or any of its Subsidiaries. There are no matters under discussion with any Tax Authority, or known to Parent, with respect to Taxes that are likely to result in an additional liability for material Taxes with respect to Parent or any of its Subsidiaries. No issues relating to Taxes of Parent or any of its Subsidiaries were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Parent has delivered or made available to the Stockholder complete and accurate copies of federal, state, local and foreign Tax Returns of Parent and its Subsidiaries (and their predecessors) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries (or any predecessor) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. Neither Parent nor any of its Subsidiaries (or any predecessor) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of Parent or any of its Subsidiaries to act on behalf of Parent or such Subsidiary) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.
(a)    All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, by Parent or any of its Subsidiaries have been timely withheld, collected, deposited or paid.
(b)    There are no Liens for Taxes upon any property or asset of Parent or any of its Subsidiaries (other than for current Taxes not yet due and payable).
(c)    Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or any similar group for federal, state, local or foreign Tax purposes. Neither Parent nor any of its Subsidiaries has liability for the Taxes of any person (other than Taxes of Parent or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.
(d)    Neither Parent nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or similar agreement (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(e)    Neither Parent nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for Tax purposes.
(f)    Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law), or (v) any election under Section 108(i) of the Code.
(g)    Neither Parent nor any of its Subsidiaries (i) has either agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable state or local Tax provision.
(h)    None of the outstanding indebtedness of Parent constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable Law.

(i)    None of Parent and its Subsidiaries or their predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(j)    Neither Parent nor any of its Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iv) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.
(k)    The prices and terms for the provision of any property or services by or to Parent or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(l)    From the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, neither Parent nor any of its Subsidiaries has any material item of income that could constitute subpart F income within the meaning of Section 952 of the Code. As of the Closing Date, none of the non-U.S. Subsidiaries of Parent will hold material assets that constitute U.S. property within the meaning of Section 956 of the Code.
(m)    No non-U.S. Subsidiary of Parent (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or been treated as a U.S. corporation under Section 7874(b) of the Code, nor (ii) was it created or organized in the United States such that it would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).
(n)    Parent has provided or made available to the Stockholder all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
(o)    Neither Parent nor any of its Subsidiaries has participated or is participating in an international boycott within the meaning of Section 999 of the Code.

(a)    Neither Parent nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.
Section 4.17    Insurance. Section 4.17 of the Parent Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, as of the date of this Agreement, specifying the insurer, the policy number, and the term of the coverage, copies of which have previously been made available to the Company. All such policies (or substantially equivalent renewal policies) are in full force and effect, all premiums due and payable have been paid, no written notice of cancellation or termination has been received with respect to any such policy and Parent and its Subsidiaries have not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years. No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.
Section 4.18    Properties. Except with respect to Intellectual Property (which is the subject of representations and warranties set forth in Section 4.15, each of Parent and its Subsidiaries has good and valid title to or a valid leasehold interest in all of its properties and assets reflected on the Parent Balance Sheet or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (b) properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and its Subsidiaries holds title to its material owned assets and properties free and clear of all Liens, except Permitted Liens. Parent and its Subsidiaries do not own any real property.
Section 4.19    Customers and Suppliers. Section 4.19(a) of the Parent Disclosure Schedule sets forth any client or customer which accounted for more than US$1,000,000 of the consolidated revenues of Parent for the year ended December 31, 2015 (collectively, the “Parent Customers”). Section 4.19(b) of the Parent Disclosure Schedule sets forth any supplier of the Parent or any of its Subsidiaries whose aggregate billings for the year ended December 31, 2015 exceeded US$1,000,000 (collectively, the “Parent Suppliers”). To the knowledge of the Company, no Parent Customer or Parent Supplier intends to terminate or materially reduce its business relationship with Parent and its Subsidiaries for any reason, including as a result of the consummation of the transactions contemplated hereby. The relationships of Parent and its Subsidiaries with their respective suppliers and the Parent Customers are good commercial working relationships.
Section 4.20    Affiliate Transactions. Except as disclosed in Section 4.20 of the Parent Disclosure Schedule, no officer, director or employee of Parent or any of its Subsidiaries nor any member of any such officer’s, director’s or employee’s immediate family is party to any Contract with Parent or any of its Subsidiaries, other than with respect to payment of salary or wages for services rendered, reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries in accordance in all material respects with the policies of the Company and its Subsidiaries, and employee benefits made generally available to all similarly situated employees.

Section 4.21    Bank Accounts. All bank accounts of Parent and its Subsidiaries have been duly authorized by the holder thereof.
Section 4.22    Brokers. No broker, finder or investment banker, (other than any financial advisors listed in Section 4.22 of the Parent Disclosure Schedule) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 4.23    Opinion of Financial Advisor. Cowen and Company, LLC (the “Parent Financial Advisor”) has delivered to the Parent Board its written opinion to the effect that the Merger Consideration is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to permit, subject to prior review and consent by the Parent Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.
Section 4.24    NASDAQ. The transactions contemplated by this Agreement constitute a business combination with a non-Nasdaq Person resulting in a change of control as contemplated by NASDAQ Rule 5110(a), and accordingly Parent is required to apply for an initial listing in connection with the Merger, as contemplated by Section 5.4.
Section 4.25    Investigation by the Stockholder or the Company. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Stockholder, its affiliates or their respective Representatives shall affect the representations and warranties of Parent and Merger Sub under this Agreement or contained in any other writing to be furnished to the Stockholder in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Stockholder knew or should have known that any of the same is or might be inaccurate in any respect.
Section 4.26    No Additional Representations or Warranties. Parent and Merger Sub hereby acknowledge and agree that neither the Stockholder nor the Company, nor any of their respective affiliates, nor any of their respective Representatives, has made, or is making, any representation or warranty whatsoever to Parent, Merger Sub, their respective affiliates or their respective Representatives, except as expressly set forth in Article III.
Article V
Covenants
Section 5.1    Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective

Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:
(a)    amend or otherwise change its Organizational Documents;
(b)    (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or (iii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice;
(c)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;
(d)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
(e)    (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (ii) incur any Funded Debt or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Subsidiary of the Company) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice that will be repaid or discharged prior to the Closing, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);
(f)    except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10(b) of the Company Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;
(g)    (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (iii) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;
(h)    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;
(i)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;
(j)    except as required by applicable Law, make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, change any annual Tax accounting period; adopt or change any method of Tax accounting, file any amended material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(k)    modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;
(l)    take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or
(m)    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
Section 5.2    Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing, Parent will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Stockholder:
(a)    (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than the issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof in accordance with their terms, (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or (iii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice;
(b)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Subsidiary of Parent to Parent or to any other wholly owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock;
(c)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
(d)    (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (ii) incur any Funded Debt or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Subsidiary of Parent) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract, or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(d);
(e)    except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Parent Disclosure Schedule: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Plan;
(f)    (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (iii) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;
(g)    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;
(h)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;
(i)    except as required by applicable Law, make or change any material Tax election, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, change any annual Tax accounting period; adopt or change any method of Tax accounting, file any amended material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(j)    modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;
(k)    take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or
(l)    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3    Appropriate Action; Consents; Filings.
(a)    Each of the Parties shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act, if applicable), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger and the issuance of shares of Parent Common Stock to the Stockholder in connection therewith, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Law (including under the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, the HSR Act (if applicable), and the filing with CFIUS of a joint voluntary notice with respect to the transactions contemplated by this Agreement); provided, that the Stockholder and Parent shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.3(a) shall require the expenditure of money by Parent or the Stockholder or any of their respective Subsidiaries to a third party in exchange for any such consent (other than nominal filing or processing fees). The Stockholder and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement, and shall take or cause to be taken all actions that are customarily undertaken to obtain CFIUS approval as soon as reasonably practicable after the date hereof.
(b)    Without limiting the foregoing, as soon as reasonably practicable following the date hereof, the Stockholder shall take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under the Laws of Korea with respect to the transactions contemplated by this Agreement, including (i) engaging a specialized assessment institution under Section 165-4 of the Financial Investment Services and Capital Markets Act in Korea to conduct an evaluation of the price of the Merger and other matters required thereunder, (ii) submitting a material fact report to the Financial Services Commission of Korea under Section 161 of the Financial Investment Services and Capital Markets Act in Korea, (iii) submitting a material fact completion report to the Financial Services Commission of Korea under Section 5-15 of the Regulations on Issuance, Public Disclosure, etc. of Securities in Korea, (iv) reporting to the Exchange of Korea the details of the Merger under Section 6.2 of the KOSDAQ Market Disclosure Regulation in Korea and (v) reporting to the Exchange of Korea the details of Parent’s inclusion in its subsidiaries under Section 6.1 of the KOSDAQ Market Disclosure Regulation in Korea. The Stockholder shall provide Parent and its advisors with copies of all such reports prior to the submission or filing thereof and, if requested, accept all reasonable additions, deletions or changes suggested by Parent in connection therewith.
(c)    The Stockholder and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Material Adverse Effect with respect to the Company or Parent from occurring prior to or after the Effective Time. In the event that a Party shall fail to obtain any third party consent described in the first sentence of this Section 5.3(c), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.
Section 5.4    Exchange Listing. Parent shall promptly prepare and submit to the Exchange a listing application covering the shares of Parent Common Stock that will be outstanding immediately following the Effective Time and shall use its commercially reasonable efforts to cause such listing on the Exchange to be approved, subject to official notice of issuance, prior to the Effective Time. The Stockholder and Parent shall coordinate and cooperate in connection with the preparation and prosecution of such listing application, including furnishing such information as may be reasonably required in connection therewith. Parent shall promptly notify the Stockholder upon receipt by the Parent of approval by the Exchange of the listing application, and deliver a copy of any written notice of such approval to the Stockholder.
Section 5.5    Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Stockholder or Parent or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Stockholder and Parent shall, and shall cause each of its Subsidiaries and each of their respective Representatives to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidentiality Agreement, dated September 15, 2015, previously executed by Parent and the Stockholder (the “Confidentiality Agreement”).

Section 5.6    Proxy Statement; Parent Stockholder Approval.
(a)    Parent shall prepare and file with the SEC a proxy statement to be provided to stockholders of Parent in connection with the Merger and the Parent Stockholder Approval (together with any amendments thereof or supplements thereto, the “Proxy Statement”). As promptly as practicable, and, prior to the Effective Time, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. The Stockholder shall furnish all information concerning it and the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, Parent shall mail the Proxy Statement to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent without the prior written consent of the Stockholder, such consent not to be unreasonably withheld. Parent shall advise the Stockholder, promptly after it receives notice thereof, of the issuance of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.
(b)    The information supplied by the Stockholder, the Company and Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Stockholder, the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder and other applicable Law.
(c)    Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Proxy Statement is cleared by the SEC for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with the Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use commercially reasonable efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders’ Meeting.
(d)    Subject to Section 5.7, the Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable to the Stockholder in connection with the Merger (the “Parent Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Proxy Statement shall contain such recommendation.
Section 5.7    Go-Shop; No Solicitation; Acquisition Proposals.
(a)    Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Pacific time, on May 26, 2016, Parent and its Representatives may, directly or indirectly (i) encourage, initiate, solicit or take any other action designed to, or that could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (but only if, prior to so furnishing such information, such person has entered into a confidentiality agreement containing customary terms and conditions), (iii) grant a waiver under any “standstill” provisions or similar obligations of any person with respect to Parent to allow such person to submit an Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing; provided, that Parent shall promptly (and in any case within 48 hours) provide to the Stockholder any material nonpublic information concerning Parent or its Subsidiaries, as provided to any such person and that was not previously provided or made available to the Stockholder. On the No-Shop Start Date, Parent shall notify the Stockholder in writing of the identity of each Excluded Party together with a copy of the most recent Acquisition Proposal made by such Excluded Party or confirm to the Stockholder that there are no Excluded Parties, as the case may be.
(b)    Except as expressly permitted by this Section 5.7, from 12:01 a.m., Pacific time, on May 27, 2016 (the “No-Shop Start Date”) until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall use commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to, or that could reasonably be expected to, facilitate an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, other than informing any such of the existence of these provisions, (iii) approve, endorse or recommend any Acquisition Proposal with respect to it, or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby. On the No-Shop Start Date (except with respect to any Excluded Party), Parent shall, and shall use commercially reasonable efforts to cause its Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to result in an Acquisition Proposal, (B) terminate access by any such person to any physical or electronic data room or other access to data of Parent and its Subsidiaries, in each case relating to or in connection with, any Acquisition Proposal and (C) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal, including any standstill provisions contained therein. On the No-Shop Start Date (except with respect to any Excluded Party), Parent shall immediately terminate, and shall use commercially reasonable efforts to cause its Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to an Acquisition Proposal. Parent shall immediately request that each person which has heretofore executed a confidentiality agreement with Parent or its Representatives with respect to such person’s consideration of a possible Acquisition Proposal (other than any Excluded Party) immediately return or destroy (which destruction shall be certified in writing by such person to Parent) all confidential information heretofore furnished to such person or its Representatives. Notwithstanding the commencement of Parent’s obligations under this Section 5.7(b) on the No-Shop Start Date, the Parties agree that Parent and its Representatives may continue to engage in the activities described in Section 5.7(a) with respect to any Excluded Party on and after the No-Shop Start Date until the Parent Stockholder Approval is obtained.
(c)    Notwithstanding anything to the contrary contained herein, so long as there has been no breach of Section 5.7(b), Parent may, in response to an Acquisition Proposal that was not solicited after the Non-Shop Start Date and otherwise in compliance with the obligations under Section 5.7(b), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions and in connection with the foregoing, Parent agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Parent Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and (C) the Parent Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
(d)    Neither the Parent Board nor any committee thereof shall (i) withdraw, modify, amend, or propose to withdraw, modify or amend, in an manner adverse to the Stockholder, the Parent Recommendation, (ii) fail to include the Parent Recommendation in the Proxy Statement or (iii) resolve to do any of the foregoing; provided, that the Parent Board may withdraw, modify, amend the Parent Recommendation and fail to include the Parent Recommendation in the Proxy Statement if, following receipt of a Superior Proposal, (A) Parent has complied with its obligations under this Section 5.7, (B) the Parent Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (C) prior to taking such actions, the Parent Board shall have given the Stockholder at least five business days’ notice of its intention to take such action and the opportunity to meet Parent and its outside counsel and financial adviser.

(e)    In addition to the obligations set forth in this Section 5.7, Parent shall as promptly as practicable (and in any event within one business day) advise the Stockholder of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation, and Parent shall, within one business day of the receipt thereof, promptly provide to the Stockholder copies of any written materials received in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. Parent shall keep the Stockholder reasonably informed of the status and material details (including material amendments or proposed amendments) with respect to the information previously provided by Parent in connection with an Acquisition Proposal, and shall provide to the Stockholder within one business day of receipt thereof all written materials received by it with respect thereto. Parent shall promptly provide to the Company any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to the Stockholder. With respect to any Acquisition Proposal that constitutes a Superior Proposal, for a period of five business days after such determination, Parent shall, if requested by the Stockholder, negotiate in good faith to revise this Agreement so that the Stockholder has the opportunity to make an offer that the Parent Board may determine in its good faith judgment to be at least as favorable to Parent’s stockholders as such Superior Proposal.
(f)    Nothing contained in this Agreement shall be deemed to restrict the Parties from complying with Rule 14d-9 or 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.
Section 5.8    Certain Notices. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
Section 5.9    Public Announcements. The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Stockholder and Parent and each of the Stockholder and Parent shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Parties, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.
Section 5.10    Employee Benefit Matters.
(a)    With respect to each Parent Benefit Plan in which employees of the Company and its Subsidiaries participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations.
(b)    After the Effective Time, Parent shall provide to employees who continue to be employed by Parent or its Subsidiaries after the Effective Time severance benefits that are no less favorable than the severance benefits that would have been applicable to the employees under a Parent Benefit Plan or other contract or arrangement providing severance benefits in effect as of immediately prior to the Effective Time.
(c)    The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Parent. After the Effective Time, nothing contained in this Section 5.10 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of the Company or Parent for any reason.
Section 5.11    Tax Matters.
(a)    The Parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization under Section 368(a)(1) of the Code and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(b)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and its Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or the applicable Subsidiary, as applicable, with respect to such items, except as required by applicable Law. At least ten days prior to filing any such Tax Return, the Company shall submit a copy of each such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)    Parent and the Stockholder agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Stockholder, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent and the Stockholder shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.
(d)    Parent and the Company, on the one hand, and the Stockholder and their affiliates, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matter except to the extent such Party was actually prejudiced as a result thereof. Parent shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Parent shall keep the Stockholder reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which the Stockholder is liable without obtaining the Stockholder’s prior written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned.
(e)    All Tax sharing agreements or similar agreements between any of the Company and its Subsidiaries, on the one hand, and the Stockholder and its affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound thereby or have any liability thereunder.
(f)    All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne and paid 50:50 by Parent and the Company. Parent and the Company hereby agree to file in a timely manner all necessary documents (including all Tax Returns) with respect to such Transfer Taxes.
(g)    The Stockholder shall deliver to Parent at the Closing a certificate by the Company that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon Closing.
(h)    In the event of any conflict or overlap between the provisions of this Section 5.11 and Article VIII, the provisions of this Section 5.11 shall control.

Section 5.12    Stockholder Litigation.
(a)    Each of the Stockholder and the Company agrees that it shall not settle or offer to settle any litigation commenced prior to, on or after the date hereof against the Stockholder, the Company or any of their respective directors or officers by any stockholder of the Stockholder or the Company relating to this Agreement, the Merger or any other transaction contemplated hereby, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(b)    Parent agrees that it shall not settle or offer to settle any litigation commenced prior to, on or after the date hereof against Parent or any of its directors or officers by any stockholder of Parent relating to this Agreement, the Merger or any other transaction contemplated hereby, without the prior written consent of the Stockholder (not to be unreasonably withheld, conditioned or delayed).
Section 5.13    Restructuring. As soon as reasonably practicable following the date hereof, Parent and the Stockholder shall (i) conduct the reviews and evaluations of G&A Services and Affiliate Transactions described on Schedule B hereto and (ii) prepare and document a reasonably detailed restructuring plan with respect to all of the matters set forth or described on Schedule B, specifying (without limitation) the mutually agreed treatment of each G&A Service, Affiliate Transaction, Intellectual Property or other matter, the steps to be taken to effect such treatment, the Contracts to be executed, amended or terminated with respect to the matters set forth or described on Schedule B (and key terms or principles to be reflected in such executed or amended Contracts), and a reasonably detailed workplan setting forth the timing for undertaking and completing the foregoing (the “Restructuring Plan”), which Restructuring Plan shall be consistent with the principles and requirements set forth on Schedule B. The Stockholder and Parent shall each use commercially reasonable efforts to implement the Restructuring Plan in the manner contemplated therein on a timely basis.
Section 5.14    Company Net Cash. If the Net Cash of DNS Korea held in bank accounts of DNS Korea in the Republic of Korea is less than ₩13 Billion at the Closing, the Stockholder shall, immediately prior to the Effective Time, contribute to the Company and cause the Company to contribute to DNS Korea, and cause funds to be transferred to a Korea bank account of DNS Korea, in an amount in immediately available funds equal to such shortfall.
Section 5.15    Company Financial Statements. Between the date of this Agreement and the Effective Time, the Stockholder shall deliver to Parent within 45 days after the end of each fiscal quarter (commencing with the quarter ended March 31, 2016): (i) the unaudited consolidated balance sheet and statements of comprehensive income and cash flows of DNS Korea as of the last day of and for such fiscal quarter, prepared in accordance with IFRS applied (except as may be indicated in the notes thereto) on a consistent basis throughout the period indicated, and (ii) the unaudited balance sheet and statements of income and cash flow of the Company as of the last day of and for such fiscal quarter, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the period indicated.

Article VI
Closing Conditions
Section 6.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
(a)    Stockholder Approval. The Parent Stockholder Approval shall have been obtained.
(b)    No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated hereby.
(c)    Antitrust Consents and Approvals. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.
(d)    Exchange Listing. The shares of Parent Common Stock (including the shares of Parent Common Stock issuable to the Stockholder in the Merger) shall have been approved for listing on the Exchange, subject to official notice of issuance.
(e)    CFIUS. Any review or investigation by CFIUS shall have been concluded, and either (i) the Parties shall have received written notice that a determination by CFIUS has been made that there are no issues of national security of the United States sufficient to warrant further review or investigation pursuant to Section 721 of the Defense Production Act of 1950 or (ii) the President of the United States shall not have acted pursuant to Section 721 of the Defense Production Act of 1950 to suspend or prohibit the consummation of the transactions contemplated by this Agreement, and the applicable period of time for the President to take such action shall have expired.
Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived in writing by Parent in whole or in part in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Stockholder to that effect.
(b)    Agreements and Covenants. The Stockholder and the Company shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Stockholder to that effect.
(c)    Consents and Approvals. The consents, approvals and authorizations set forth on Schedule 6.2(c) shall have been obtained.
(d)    Escrow Agreement. The Stockholder and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.
(e)    Lock-Up Agreements. The Stockholder and each of the officers and directors of Parent designated by the Stockholder pursuant to Schedule A hereto and Section 1.7(b)(ii), respectively, shall have executed and delivered to Parent the Lock-Up Agreement.
(f)    Other Ancillary Agreements. The Stockholder shall have executed and delivered to Parent (i) the Stockholder Agreement, (ii) the Registration Rights Agreement and (iii) the Loan Agreement.
(g)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.
(h)    Minimum Cash. At the Effective Time, DNS Korea shall have Net Cash on hand of not less than ₩13 Billion held in bank accounts of DNS Korea in the Republic of Korea, and DNS Korea shall be a wholly owned subsidiary of the Company.
(i)    FIRPTA Certificate. The Stockholder shall have delivered to Parent a FIRPTA certificate pursuant to Section 5.11(g).
Section 6.3    Additional Conditions to Obligations of the Stockholder and the Company. The obligations of the Stockholder and the Company to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions (any or all of which may be waived in writing by the Stockholder in whole or in part in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or

“Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The Stockholder shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Stockholder shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
(c)    Consents and Approvals. The consents, approvals and authorizations set forth on Schedule 6.3(c) shall have been obtained.
(d)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent.
(e)    Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to the Stockholder the Escrow Agreement.
(f)    Lock-Up Agreements. The executive officers and directors of Parent immediately prior to the Closing, any other directors of Parent designated by Parent pursuant to Section 1.7(b)(i) and the NEA Entities (as defined in the Lock-Up Agreement) shall have executed and delivered to the Stockholder the Lock-Up Agreement.
(g)    Other Ancillary Agreements. Parent shall have executed and delivered to the Stockholder (i) the Registration Rights Agreement, (ii) the Loan Agreement and (iii) the Stockholder Agreement.

Article VII
Termination, Amendment and Waiver
Section 7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Parent Stockholder Approval:
(a)    By mutual written consent of Parent and the Stockholder;
(b)    By either Parent or the Stockholder if the Merger shall not have been consummated prior to December 31, 2016 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (including without limitation such Party’s obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)    By either Parent or the Stockholder if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3);
(d)    By written notice of the Stockholder if the Parent Board shall have approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal;
(e)    By Parent if it receives a Superior Proposal and the Parent Board reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.7 and until (i) five business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and during such five business day period Parent has renegotiated in good faith with the Stockholder and the Stockholder has not submitted a binding offer that the Parent Board has determined in its good faith judgment to be at least as favorable to Parent’s stockholders as the Superior Proposal; provided, that prior to such termination, Parent shall have made the payment of the fee to the Stockholder required by Section 7.2(d)(i) by wire transfer in same day funds;
(f)    By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Stockholder or the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is not cured within 20 days (or prior to the Outside Date, if sooner); provided that Parent shall have given the Stockholder written notice, delivered at least 20 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;
(g)    By written notice of the Stockholder if the Parent Board shall have failed to make the Parent Recommendation in accordance with Section 5.6(d) or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Parent Recommendation;
(h)    By written notice of the Stockholder (if neither the Stockholder nor the Company is in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is not cured within 20 days (or prior to the Outside Date, if sooner); provided that the Stockholder shall have given Parent written notice, delivered at least 20 days prior to such termination, stating the Stockholder’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination; or
(i)    By written notice of either Parent or the Stockholder if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Parent if the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement.
Section 7.2    Effect of Termination.
(a)    Limitation on Liability. In the event of termination of this Agreement by either Parent or the Stockholder as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Stockholder or their respective Subsidiaries, officers or directors except (i) with respect to the confidentiality obligations of Section 5.5, Section 5.9, this Section 7.2 and Article IX and (ii) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.
(b)    Expenses.
(i)    Parent and the Stockholder agree that if Parent shall terminate this Agreement pursuant to Section 7.1(f), in addition to any other remedies that Parent, Merger Sub or their affiliates may have as a result of such termination, the Stockholder shall pay Parent an amount equal to the sum of Parent’s Expenses up to an aggregate amount of US$5,000,000.
(ii)    Parent and the Stockholder agree that if the Stockholder shall terminate this Agreement pursuant to Section 7.1(h), in addition to any other remedies that the Stockholder or its affiliates may have as a result of such termination, Parent shall pay the Stockholder an amount equal to the sum of the Stockholder’s Expenses up to an aggregate amount of US$5,000,000.
(c)    Payment of Expenses. Any payment required to be made pursuant to Section 7.2(b) shall be paid not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).
(d)    Termination Fee. Parent shall pay the Stockholder a termination fee of US$2,500,000 (the “Termination Fee”) in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if Parent shall terminate this Agreement pursuant to Section 7.1

(e); (ii) if the Stockholder shall terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(g); or (iii) if (A) either Parent or the Stockholder shall terminate this Agreement pursuant to Section 7.1(b), and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to Parent shall have been publicly made, proposed or communicated and not withdrawn and (B) within 12 months following the termination of this Agreement, Parent consummates such Acquisition Proposal. Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Stockholder for damages the Stockholder will suffer if this Agreement is terminated under the circumstances set forth in this Section 7.2(d), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.
(e)    All Payments. Any payment required to be made pursuant to Section 7.2(d)(i) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(d)(ii) shall be paid not later than two business days after the date of termination of this Agreement pursuant to Section 7.1(d). Any payment required to be made pursuant to Section 7.2(d)(iii) shall be paid prior to, and shall be a pre-condition to the effectiveness of, consummation of the Acquisition Proposal. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent or the Stockholder, as applicable.
Section 7.3    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Parent Stockholder Approval; provided, that after any such approval, no amendment shall be made that by Law or in accordance with the rules of the Exchange, requires further approval by Parent’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 7.4    Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein; provided, however, that after the Parent Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Exchange, requires further approval by the stockholders of Parent. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 7.5    Fees and Expenses. Subject to Sections 7.2(a) and 7.2(b) hereof, all expenses incurred by the Parties hereto shall be borne solely and entirely by the Party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Proxy Statement and all other SEC, antitrust and other regulatory filing fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Article VIII
Survival; Indemnification
Section 8.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing for a period of two years from the Effective Time; provided, however, that with respect to any specific representation or warranty under which the Indemnified Party shall have made a claim for indemnification hereunder in accordance with this Article VIII prior to the second anniversary of the Effective Time where such claim has not been completely and finally resolved prior to the second anniversary of the Effective Time, such representation or warranty shall survive with respect to such claim for the period of time beyond the second anniversary of the Effective Time sufficient to resolve, completely and finally, the claim relating to such representation or warranty.
Section 8.2    Indemnification.
(a)    From and after the Effective Time, the Stockholder agrees to indemnify in full Parent, the Surviving Corporation, and their respective officers, directors, employees, agents, stockholders and Subsidiaries (collectively, the “Parent Indemnified Parties”) and hold them harmless against any loss, liability, Tax, deficiency, damage, expense or cost (including reasonable legal expenses), suffered, incurred or paid (collectively, “Losses”) by the Parent Indemnified Parties as a result of (i) any breach or inaccuracy of any of the representations and warranties of the Stockholder or the Company contained in this Agreement or in any certificate delivered by the Stockholder or the Company pursuant to the terms of this Agreement or (ii) any breach of, or failure to perform, any covenant or agreement of the Stockholder or (prior to the Closing) the Company contained in this Agreement. Solely for purposes of determining the dollar amount of Losses with respect to any claim resulting from any breach or inaccuracy of a representation or warranty (but not for purposes of determining whether a breach or inaccuracy has occurred), all “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.
(b)    From and after the Effective Time, Parent agrees to indemnify in full the Stockholder and its officers, directors, employees, agents and stockholders (collectively, the “Stockholder Indemnified Parties”) and hold them harmless against any Losses by the Stockholder Indemnified Parties as a result of (i) any breach or inaccuracy of any of the representations and warranties of Parent or Merger Sub contained in this Agreement or in any certificate delivered by Parent or Merger Sub pursuant to the terms of this Agreement or (ii) any breach of, or failure to perform, any covenant or agreement of Parent or (prior to the Closing) Merger Sub contained in this Agreement. Solely for purposes of determining the dollar amount of Losses with respect to any claim resulting from any breach or inaccuracy of a representation or warranty (but not for purposes of determining whether a breach or inaccuracy has occurred), all “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.
Section 8.3    Limitations on Liability.
(a)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Stockholder be obligated to indemnify the Parent Indemnified Parties:

(i)
with respect to any individual claim for indemnification pursuant to Section 8.2(a), unless the aggregate indemnifiable Losses to all Parent Indemnified Parties with respect to all such claims exceeds US$500,000, whereupon (subject to the provisions of clause (ii) of this Section 8.3(a) and Section 8.5(a)) the Stockholder shall be obligated to indemnify the Parent Indemnified Parties for all indemnifiable Losses; and

(ii)	for aggregate indemnifiable Losses with respect to all claims for indemnification pursuant to Section 8.2(a) in excess of an amount equal to the Escrowed Shares multiplied by the Merger Share Price.
(b)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent be obligated to indemnify the Stockholder Indemnified Parties:

(i)
with respect to any individual claim for indemnification pursuant to Section 8.2(b), unless the aggregate indemnifiable Losses to all Stockholder Indemnified Parties with respect to all such claims exceeds US$500,000, whereupon (subject to the provisions of clause (ii) of this Section 8.3(b) and Section 8.5(c)) Parent shall be obligated to indemnify the Stockholder Indemnified Parties for all indemnifiable Losses; and

(ii)	for aggregate indemnifiable Losses with respect to all claims for indemnification pursuant to Section 8.2(b) in excess of an amount equal to the Escrowed Shares multiplied by the Merger Share Price.
(c)    The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to the Parent Indemnified Parties and the Stockholder Indemnified Parties (in such capacity, “Indemnified Parties”) with respect to any breach by the Parties of any representation, warranty, covenant or agreement in this Agreement or in the certificates delivered at Closing, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of fraud. The provisions of and the limited remedies provided in this Article VIII were specifically bargained for among the Parties and were taken into account by the Parties in arriving at the Merger Consideration.

Section 8.4    Indemnification Procedures.
(a)    In the event that any of the Indemnified Parties believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII, such Indemnified Party shall give written notice thereof (a “Claim Notice”) to the applicable indemnifying Party hereunder (the “Indemnifying Party”): (i) if the event or occurrence giving rise to such claim for indemnification is or relates to an Action brought by a third party (a “Third Party Claim”), within ten business days following receipt of notice of such Third Party Claim, or (ii) if the event or occurrence giving rise to such claim for indemnification is not and does not relate to a Third Party Claim, as promptly as practicable after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, that in each case in clauses (i) and (ii), that the failure to notify or delay in notifying the Indemnifying Party of such indemnification claim will not relieve the Indemnifying Party of its obligations pursuant to this Article VIII, except to the extent that the Indemnifying Party is prejudiced as a result thereof.
(b)    Each Claim Notice shall set forth a description of the claim in reasonable detail, the basis for the Indemnified Party’s indemnification claim hereunder, a good faith estimate (if then known) of the amount of indemnifiable Losses arising therefrom and, with respect to any Third Party Claim, a copy of all papers served with respect thereto. Each Indemnified Party shall make available to the Indemnifying Party all information, books and records, documents and work papers reasonably available to such Indemnified Party relating to the matters that are the subject of the Claim Notice, except as may be prohibited by applicable Law, as well as any of its representatives that are responsible for or have personal knowledge of such matters.
(c)    Following receipt by the Indemnifying Party of a Claim Notice in respect of a Third Party Claim, the Indemnifying Party shall be entitled if it gives notice of its intention to do so to the Indemnified Party within 20 business days after the receipt of such Claim Notice to (i) assume and have sole control over the defense of such Third Party Claim; and (ii) negotiate a settlement or compromise of such Third Party Claim; provided, that the Indemnifying Party shall not settle or compromise such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement or compromise (x) includes a full and unconditional waiver and release by the claimant of the Indemnified Party, (y) does not impose any non-monetary equitable sanction or obligation on the Indemnified Party, and (z) does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its affiliates or otherwise adversely affect the future operation of the business of the Indemnified Party or of any of its affiliates. If the Indemnifying Party does not elect to assume the defense of such Third Party Claim within 20 business days after the receipt of such Claim Notice, the applicable Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim; provided, that the Indemnified Party shall not settle or compromise such Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party and the Indemnified Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim, and the party in charge of the defense shall keep the other parties fully apprised at reasonable intervals as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party timely elects to defend any such Third Party Claim in accordance with this Section 8.4(c), then the Indemnified Party shall be entitled to participate in such defense at such Indemnified Party’s sole cost and expense.
(d)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of a Governmental Entity (which may be subject to appeal, provided that the payment of any amount in respect of such indemnification shall in no way be an admission that such amount is due and shall not prejudice the Stockholder’s right to appeal any such judgment or decree); or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of indemnifiable Losses suffered by it.
Section 8.5    Escrowed Shares; Sole Source.
(a)    Any amount of indemnification to which a Parent Indemnified Party has been determined to be entitled in accordance with this Article VIII shall be satisfied solely by the release of Escrowed Shares from escrow to Parent (with each Escrowed Share valued at the Merger Share Price), rounded to the nearest whole number, and the Escrowed Shares then remaining in escrow shall serve as the sole and exclusive source of payment for any indemnification for which the Stockholder is determined to be liable pursuant to Article VIII; provided, that, notwithstanding the foregoing, the Stockholder shall have the option, in its sole discretion, to pay Parent any such amount in whole or in part in cash in U.S. Dollars, in which event: (A) the number of Escrowed Shares released from escrow to Parent for such claim shall be reduced by that number of shares equal to the amount so paid in cash divided by the Merger Share Price (rounded to the nearest whole number) (the “Cashed-Out Shares”), and (B) an amount of Escrowed Shares equal to the Cashed-Out Shares shall be concurrently released from escrow to the Stockholder.
(b)    The Escrow Agreement shall specify that all Escrowed Shares then remaining in escrow shall be released to the Stockholder on the second anniversary of the Effective Time (or, if such day is not a business day, on the first business day thereafter); provided, however, that if any indemnification claim pursuant to Article VIII shall have been properly and validly asserted by any Parent Indemnified Party in accordance with this Article VIII on or prior to the second anniversary of the Effective Time (any such claim, a “Pending Claim”), then: (i) the Escrowed Shares released to the Stockholder in accordance with this Section 8.5(b) shall be reduced by that number of Escrowed Shares equal to the aggregate amount of such Pending Claim divided by the Merger Share Price (rounded to the nearest whole number), and any Escrowed Shares so withheld in respect of such Pending Claim that remain in escrow shall be released to the Stockholder promptly upon resolution or (if applicable) satisfaction of such Pending Claim.
(c)    Any amount of indemnification to which a Stockholder Indemnified Party has been determined to be entitled in accordance with this Article VIII shall be satisfied solely by payment in cash in U.S. Dollars by Parent.

Section 8.6    Acknowledgment. The Stockholder hereby acknowledges and agrees that, in the event that the Stockholder becomes liable pursuant to the terms of this Article VIII to indemnify any Parent Indemnified Party, the Stockholder shall have no rights to make and shall make no claim for indemnification against Parent, the Company or the Surviving Corporation with respect to the Loss requiring such indemnification. Parent hereby acknowledges and agrees that, in the event that Parent becomes liable pursuant to the terms of this Article VIII to indemnify any Stockholder Indemnified Party, Parent shall have no rights to make and shall make no claim for indemnification against the Stockholder with respect to the Loss requiring such indemnification.
Section 8.7    Adjustment to Purchase Price. Any indemnification payable under this Article VIII shall be, to the extent permitted by applicable Law, an adjustment to the Merger Consideration for Tax purposes and treated as such by the Parties on their Tax Returns.
Section 8.8    Independent Board Committee.
(a)    At the Effective Time, the Parent Board shall form a three-member standing committee composed of the members of the Parent Board designated by Parent pursuant to Section 1.7(b)(i) (the “Special Committee”). The Special Committee shall take action by majority vote (whether by meeting or in writing). The functions of the Special Committee shall include responsibility for: (i) the evaluation of potential claims for Losses and enforcement of the indemnification rights under this Article VIII on behalf of Parent (including as to whether Parent should assume the defense, settlement and compromise of any Third Party Claims), and (ii) the exercise or waiver of any of Parent’s rights, benefits or remedies under this Agreement. The Special Committee shall perform all such functions on behalf of and in the best interests of Parent and its stockholders (but excluding the Stockholder). After the Effective Time, the Stockholder shall deal exclusively with the Special Committee on all indemnification matters under this Article VIII.
(b)    The Stockholder acknowledges and agrees that the Special Committee will be established for the purpose of administering the terms and conditions of this Agreement on behalf of Parent after the Closing and that, in performing such functions, the Special Committee shall solely represent Parent and shall act on behalf of and in the best interests of Parent and its stockholders (but excluding the Stockholder). Accordingly, the Stockholder acknowledges and agrees that the members of the Special Committee will owe no fiduciary duties to the Stockholder (in its capacity as a stockholder of Parent) in connection with performing such functions. Without limiting the generality of the foregoing, the Stockholder (in its capacity as a stockholder of Parent) hereby waives any claim against the Special Committee or any of its members for a breach of any such duties to the Stockholder.

Article IX
General Provisions
Section 9.1    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by courier or hand) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the third business day after dispatch, if sent by nationally recognized, documented delivery service, in each case as follows:
If to Parent or Merger Sub, addressed to it at:
Zhone Technologies, Inc.
7195 Oakport Street
Oakland, California 94621
Attention: Kirk Misaka
Fax: +1 (510) 777-7593
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attention: Craig M. Garner, Esq.
Fax: +1 (858) 523-5450
If to the Stockholder or the Company, addressed to it at:
DASAN Networks, Inc.
Dasan Tower, 49 Daewangpangyo-ro 644beon-gil, Bundang-gu, Seongnam-si
Gyeonggi-do, Korea
Attention: JaeHoon Joo
Facsimile No.: +82 (31) 622-6501
Section 9.2    Certain Definitions. For purposes of this Agreement, the term:
“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving Parent, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Parent representing 20% or more of the consolidated assets of Parent and its Subsidiaries, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of Parent, (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of Parent or (e) any combination of the foregoing (other than the Merger).
“Action” means any action, suit, claim, hearing, arbitration, proceeding (public or private) or governmental investigation.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
“Affiliate Transactions” has the meaning set forth in Schedule B hereto.
“Ancillary Agreements” means the Escrow Agreement, the Loan Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the Stockholder Agreement.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Blue Sky Laws” means state securities, takeover or “blue sky” laws.
“business day” means any day other than a day on which the SEC shall be closed.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which the relevant Person (or Persons) is a party or to which any of the assets of such Person (or Persons) are subject, whether oral or written, express or implied.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.
“DNS Korea” means DASAN Network Solutions, Inc., a company incorporated under the laws of Korea and a wholly owned subsidiary of the Company.
“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Computershare Trust Company, N.A.
“Escrow Agreement” means an escrow agreement, substantially in the form attached hereto as Exhibit C.
“Exchange” means the Nasdaq Capital Market or such other exchange or trading market on which the Parent Common Stock is then listed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Party” means any person or group of persons from whom Parent or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Start Date, a bona fide written Acquisition Proposal that the Parent Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal.
“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.
“Funded Debt” means, with respect to any person (a) all obligations of such person and its Subsidiaries for borrowed money, (b) all obligations of such person and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (c) all capital lease obligations of such person and its Subsidiaries, (d) all obligations of such person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (c), and (e) all outstanding prepayment premium obligations of such person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (d).

“G&A Services” has the meaning set forth in Schedule B hereto.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including without limitation, any stock exchange.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“group” is defined as in the Exchange Act, except where the context otherwise requires.
“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“IFRS” means International Financial Reporting Standards, as adopted by the Republic of Korea.
“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.
“IRS” means the United States Internal Revenue Service.
“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer of that person or any of its affiliates having primary responsibility for such matter after reasonable inquiry.
“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, encumbrance security interest or other lien of any kind.

“Loan Agreement” means a loan agreement, substantially in the form attached hereto as Exhibit D.
“Lock-Up Agreement” means a lock-up agreement, substantially in the form attached hereto as Exhibit E.
“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, effect or circumstance that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (ii) conditions generally affecting the industries in which such party participates; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; (iii) the announcement or pendency of the Merger (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees); (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement; (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; (vi) any action taken with the other party’s express written consent; (v) any change in the trading price of a party’s common stock in and of itself; or (vi) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (v) and (vi), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (b) prevents Parent or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.
“Merger Share Price” means a price per share of Parent Common Stock equal to the volume-weighted average of the per share daily last reported sale prices (or closing prices, if applicable) of Parent Common Stock as reported by the Exchange during the 10 consecutive trading days ending on the trading day immediately prior to the Closing Date.
“Net Cash” means cash and cash equivalents, less all Funded Debt, such Net Cash to be calculated after taking into account payment by the Company and its Subsidiaries of all legal, accounting, banking, severance, bonus and similar obligations relating to or arising out of this Agreement, the Merger and the other transactions contemplated hereby (other than bonus obligations expressly provided in Section 5.1 of the Company Disclosure Schedule).
“Organizational Documents” means the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, operating agreement, joint venture agreement or other similar organizational document of a person other than an individual (in each case, as amended to date), and including any certificates of designation or other similar instruments.
“Parent Common Stock” means the common stock, US$0.001 par value per share, of Parent.
“Permit” means any certificate, license, permit, registration, franchise, order or other authorization of a Governmental Entity.
“Permitted Liens” means as to any specified person, (i) Liens for current Taxes or governmental assessments, charges or claims the payment of which is not yet delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable Law incurred in the ordinary course of business; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) with respect to Parent and its Subsidiaries, Liens specifically identified in the Parent Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP; (vi) Liens granted in connection with purchase money obligations; (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such person’s owned or leased real property; (viii) covenants, conditions, restrictions, easements, rights-of-way, encumbrances, imperfections of title and other similar Liens affecting title to such person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses; (ix) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses; (x) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (xi) other Liens set forth on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be and (xii) other Liens that do not secure indebtedness and do not materially interfere with such person’s ability to conduct its business as currently conducted.
“person” means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Registration Rights Agreement” means a registration rights agreement, substantially in the form attached hereto as Exhibit F.
“Representatives” of a person means such person’s directors, officers, employees, shareholders, members, partners, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Restructuring” means all of the activities, assignments, transfers and other actions (including, without limitation, execution, amendment or termination of Contracts) specified in or contemplated by Schedule B hereto and/or the Restructuring Plan.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stockholder Group” means the Stockholder and its affiliates (but excluding the Company and its Subsidiaries).
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Stockholder Agreement” means a stockholder agreement, substantially in the form attached hereto as Exhibit G.
“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.
“Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Parent or Merger Sub that (a) concerns an Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”) involving Parent, (b) is on terms which the Parent Board in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to Parent’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of the Parent Board, reasonably likely to be financed and completed on the terms proposed on or before the expected Closing Date, taking into account the various legal, financial and regulatory aspects of the proposal.
“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed or required to be filed with any Governmental Entity.
“Taxes” means any federal, state, local or foreign taxes or similar charges (including any interest, fines, assessments, penalties or additions thereto) imposed by any Governmental Entity, including any income, franchise, profits or gross receipts, withholding, ad valorem, value added, capital gains, sales, goods and services, use, transfer, registration, real or personal property, windfall profits, escheat, environmental, custom duties, capital stock, license, branch, payroll, estimated withholding, employment, social security, unemployment, disability, compensation, utility, severance, production, excise, stamp, occupation, alternative or add-on minimum, estimated or other tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person by Law, as a transferee or successor, by contract or otherwise.
Section 9.3    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Agreement	Preamble
Agreement of Merger	Section 1.2
Audited Financial Statements	Section 3.7(a)
Cashed-Out Shares	Section 8.5(a)
Certificates	Section 2.3(a)
CGCL	Recitals
Claim Notice	Section 8.4(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Benefit Plan	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Customers	Section 3.21
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.7(a)
Company Material Contracts	Section 3.11(a)
Company Material Intellectual Property	Section 3.15
Company Permits	Section 3.6
Company Subsidiary	Section 5.14
Confidentiality Agreement	Section 5.5
Consents	Section 3.5(c)
DNS Korea Financial Statements	Section 3.7(a)
Effective Time	Section 1.2
Escrowed Shares	Section 2.2
FCPA	Section 3.6(d)
Financial Statements	Section 3.7(a)
Indemnified Parties	Section 8.3(c)
Indemnifying Party	Section 8.4(a)
Losses	Section 8.2
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble

Defined Terms	Section
Multiemployer Plan	Section 3.9(c)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.8(c)
Parent Benefit Plan	Section 4.10(a)
Parent Board	Section 1.7
Parent Customers	Section 4.19
Parent Disclosure Schedule	Article IV
Parent Financial Advisor	Section 4.23
Parent Indemnified Parties	Section 8.2(a)
Parent Material Contract	Section 4.12
Parent Material Intellectual Property	Section 4.16
Parent Options	Section 4.3(a)
Parent Permits	Section 4.7(a)
Parent Preferred Stock	Section 4.3(a)
Parent SEC Filings	Section 4.8(a)
Parent Recommendation	Section 5.6(d)
Parent Stockholder Approval	Section 4.5
Parent Stockholders’ Meeting	Section 5.6(c)
Parties	Preamble
Pending Claim	Section 8.5(b)
Proxy Statement	Section 5.6(a)
Remedies Exception	Section 3.4(a)
Restructuring Plan	Section 5.13
Sarbanes-Oxley Act	Section 4.8(d)
Special Committee	Section 8.8(a)
Stockholder	Preamble
Stockholder Indemnified Parties	Section 8.2(b)
Surviving Corporation	Section 1.1
Tax Matter	Section 5.11(d)
Termination Fee	Section 7.2(d)
Third Party Claim	Section 8.4(a)
Transfer Taxes	Section 5.11(f)
Voting Agreement	Recitals

Section 9.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 9.6    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement (other than the disclaimer of any representations and warranties contained therein which is superseded hereby) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
Section 9.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.
Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Article VIII, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.9    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
Section 9.10    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles, except and only to the extent that the CGCL mandatorily applies.
(b)    Each of the Parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought exclusively in state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
Section 9.11    Counterparts. This Agreement may be executed in multiple counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 9.12    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ZHONE TECHNOLOGIES, INC.

By:    /s/ Kirk Misaka
Name: Kirk Misaka
Title: Chief Financial Officer

DRAGON ACQUISITION CORPORATION

By:    /s/ Kirk Misaka
Name: Kirk Misaka
Title: Chief Financial Officer

DASAN NETWORKS, INC.

By:    /s/ Min Woo Nam
Name: Min Woo Nam
Title: CEO

DASAN NETWORK SOLUTIONS, INC.

By:    /s/ Hyun Chil Kim
Name: Hyun Chil Kim
Title: CEO

[Signature Page to Merger Agreement]

SCHEDULE A

PARENT OFFICERS
AND SURVIVING CORPORATION OFFICERS AND DIRECTORS

Officers Designated by the Stockholder

Co-Chief Executive Officer    Il Yung Kim

Officers Designated by Parent

Co-Chief Executive Officer    James Norrod
Chief Financial Officer    Kirk Misaka

1

SCHEDULE B

RESTRUCTURING

1.
As soon as reasonably practicable following the date hereof, Parent and the Stockholder shall review and evaluate the existing arrangements for the provision of general and administrative and other back-office services by members of the Stockholder Group to the Company and its Subsidiaries (including, without limitation, personnel, payroll, management services, logistics, accounting, treasury, public relations, investor relations, legal, accounts payable, procurement and other functions) (collectively, “G&A Services”) and, in connection with such review and evaluation, shall identify any employees, Contracts, assets or other property of the Stockholder Group that Parent and the Stockholder agree should be assigned or transferred to the Company or any of its Subsidiaries prior to, at or following the Closing in connection with the transactions contemplated hereby.

2.
As soon as reasonably practicable following the date hereof, Parent and the Stockholder shall review and evaluate the terms and conditions of all Contracts and other arrangements between or among the Company and its Subsidiaries, on the one hand, and any member of the Stockholder Group, on the other hand (collectively, “Affiliate Transactions”) (including, without limitation, Affiliate Transactions relating to G&A Services) and determine how each Affiliate Transaction should be addressed in connection with the transactions contemplated hereby, including, where applicable: (i) identifying which Affiliate Transactions should be terminated prior to, at or following the Closing, (ii) identifying which Affiliate Transactions should be subject to a new, replacement or amended Contract to be executed prior to, at or following the Closing and (iii) determining the appropriate terms and conditions of such Affiliate Transactions to apply from and after the Effective Time. To the maximum extent possible, all Affiliate Transactions continuing after the Effective Time shall, from and after the Effective Time, be on terms no less favorable to the Company and its Subsidiaries than would be obtained in an arm’s-length transaction with a person who is not an affiliate, and shall reflect the principles and requirements set forth in paragraph 3 below.

3.	The Stockholder shall, and shall cause the other members of the Stockholder Group (as applicable) to:

a.
continue to provide G&A Services to the Company and its Subsidiaries from and after the Effective Time on terms no less favorable to the Company and its Subsidiaries (including without limitation as to cost allocation and pricing) as in effect on the date hereof, in each case unless and until Parent notifies the Stockholder in writing that the specified service or services are no longer required; and

b.
grant (or continue to grant, as applicable) such Intellectual Property licenses to the Company and its Subsidiaries as are reasonably necessary to enable the Company and its Subsidiaries to use all Intellectual Property of the Stockholder Group used in the business of the Company and its Subsidiaries (including, without limitation, trademarks, brand names, service marks, trade dress and logos) from and after the Effective Time on terms no less favorable to the Company and its Subsidiaries (including without limitation as to amount and calculation of royalties) as in effect on the date hereof.

4.	By no later than the Effective Time, the Stockholder (and any other owner of the underlying Intellectual Property) shall grant to Parent, effective as of the Effective Time, a trademark license

2

on terms no less favorable to Parent than those applicable to the Company and its Subsidiaries for the use by Parent of the DASAN name and logo.

3